UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2007

AXS-ONE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13591 (Commission File Number)	13-2966911 (IRS Employer Identification No.)

301 Route 17 North, Rutherford, New Jersey 07070
(Address of Principal Executive Offices Including Zip Code)

(201) 935-3400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 18, 2007, AXS-One Inc. entered into a Second Amended and Restated Loan and Security Agreement (the “Second Amended Agreement”) with Silicon Valley Bank to amend and restate the terms of its existing loan agreement with Silicon Valley Bank.

The Second Amended Agreement provides for a revolving line of credit in an amount equal to the lesser of $2.5 million or 80% of eligible gross domestic accounts receivable. Borrowings under the revolving line of credit bear interest at prime rate plus one quarter of one percent (0.25%) on the average gross daily financed account balance and there is no collateral handling fee. Should the liquidity ratio (as defined in the Second Amended Agreement) fall below 1.30:1.00, the interest rate would increase to prime rate plus three quarters of one percent (0.75%) on the average gross daily financed account balance in addition to a monthly collateral handling fee of one quarter percent (0.25%) of the average monthly financed receivable balance. AXS-One is required to pay quarterly interest charges equal to 10% of the minimum net facility usage. If actual interest charges incurred exceed minimum, then no additional charge will be assessed. The Second Amended Agreement is secured by substantially all domestic assets of AXS-One. The maturity date of the loan is April 1, 2008. The loan is subject to acceleration upon breach of: (i) a covenant tested quarterly requiring AXS-One’s net loss not to exceed $4.0 million, $2.8 million and $2.4 million for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively and (ii) other customary non-financial covenants.

The foregoing description of the Second Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amended Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 17, 2007, AXS-One Inc. (the “Company”) received a written notice from the American Stock Exchange (the “AMEX”) advising that the Company was not in compliance with the AMEX’s listing requirements (contained in Section 1003(a)(ii) of the AMEX Company Guide) because it has shareholders equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. Previously, on October 6, 2006, the AMEX notified the Company that shareholders’ equity as of June 30, 2006 was less than $2,000,000 and losses from continuing operations and/or net losses were incurred in two of the three most recent fiscal years which is also not in compliance with Section 1003(a)(i) of the AMEX Company Guide.

The Company submitted a plan to the AMEX in November 2006 describing the actions it would take to come into compliance with the listing standards by April 6, 2008 and in January 2007 the AMEX accepted the Company’s plan. When this plan was filed, it was anticipated that the Company would not be in compliance with Section 1003(a)(ii) of the AMEX Guide, given that it expected to report an operating loss for 2006. Now that the results for 2006 have been reported, the AMEX has issued this formal notice of additional noncompliance.

The Company’s current 18 month plan submitted to the AMEX in November 2006, if achieved, will bring the Company into compliance with both Section 1003(a)(i) and 1003(a)(ii) by April 6, 2008.

During the plan period, the Company must continue to provide the AMEX staff with updates regarding initiatives set forth in its plan of compliance. The Company will be subject to periodic review by the AMEX staff during the plan period. If the Company is not in compliance with the continued listing standards on April 6, 2008 or the Company does not make progress consistent with the plan during the plan period, then the AMEX may initiate immediate delisting proceedings. If the Company’s common stock is de-listed from the AMEX, the trading market for the Company’s shares may be adversely affected.

The Company is currently included in a list of issuers, which is posted daily on the AMEX website, that are not in compliance with the continued listing standards and “.BC” is appended to the Company’s ticker symbol whenever the Company’s trading symbol is transmitted with a quotation or trade. The website posting and indicator will remain in effect until the Company has regained compliance with all applicable continued listing standards.

On July 20, 2007, the Company issued the press release attached to this Form 8-K as Exhibit 99.1 with respect to the foregoing matters.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amended and Restated Loan and Security Agreement dated July 18, 2007 between AXS-One Inc. and Silicon Valley Bank
99.1	Press Release dated July 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.
Date: July 23, 2007	By:	/s/ Joseph P. Dwyer
Joseph P. Dwyer
Executive Vice President, Chief Financial Officer and Treasurer